LOAN AGREEMENT

Between

GERMAN AMERICAN BANCORP

And

JPMORGAN CHASE BANK, N.A.

Dated as of February 28, 2005

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5. AFFIRMATIVE COVENANTS		17

5.1	Financial Statements	17
5.2	Regulatory Capital	18
5.3	Taxes, Assessments, Etc	19
5.4	Insurance	19
5.5	Inspection	19
5.6	Information	19
5.7	Maintenance of Existence	19
5.8	Compliance with Laws	19
5.9	Notice Re Defaults	20

6. NEGATIVE COVENANTS		20

6.1	Indebtedness	20
6.2	Liens	20
6.3	Disposal of Interests in Bank Subsidiaries	20
6.4	Mergers or Consolidations	20
6.5	[Reserved]	21

7. DEFAULT, RIGHTS AND REMEDIES OF LENDER		21

7.1	Defaults	21
7.2	Waiver of Demand	23

8. MISCELLANEOUS		23

8.1	Waiver	23
8.2	Costs and Attorneys' Fees	23
8.3	Reliance by Lender	24
8.4	Parties	24
8.5	CHOICE OF LAW	24
8.6	CONSENT TO JURISDICTION	25
8.7	SERVICE OF PROCESS	25
8.8	WAIVER OF JURY TRIAL	25
8.9	SEVERABILITY	26
8.10	Payments Set Aside	26
8.11	Section Titles	26
8.12	Notices	26
8.13	Equitable Relief	27
8.14	Indemnification	27
8.15	Regulation FD	28
8.16	Counterparts	28

- ii -

LOAN AGREEMENT

        This Loan Agreement (this “Agreement”), entered into as of the 28th day of February, 2005, between GERMAN AMERICAN BANCORP, an Indiana corporation (“Borrower”), and JPMORGAN CHASE BANK, N.A., a national banking association, being the successor by merger to BANK ONE, N.A., formerly a national banking association with its chief executive office in Chicago, Illinois (“Lender”).

W I T N E S S E T H:

        WHEREAS, Borrower desires to borrow up to Twenty Million Dollars ($20,000,000) from Lender on certain terms, and Lender is willing to make certain loans and to extend credit to Borrower of up to such amount upon the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of Borrower by Lender, the parties hereto hereby agree as follows:

1.	DEFINITIONS.

1.1	General Terms. When used herein, the following terms shall have the following meanings:

“Advance” shall mean an advance under this Agreement made by Lender to Borrower, representing a portion of the Revolving Loan which shall be either a Base Rate Advance or a LIBOR Rate Advance.

“Authorized Officer” shall mean, at any time, an individual whose signature has been certified to Lender on behalf of Borrower pursuant to a Signature Authorization Certificate actually received by Lender at such time and whose authority has not been revoked prior to such time in the manner prescribed in such Signature Authorization Certificate.

“Bank Subsidiaries” shall mean German American Holdings Corporation, The German American Bank, First American Bank, Citizens State Bank, Peoples Bank, and First State Bank, Southwest Indiana.

“Base Rate” shall mean the Prime Rate minus 50 basis points. Any change in the Base Rate shall be effective as of the effective date stated in the announcement by Lender of a change in the Prime Rate.

“Base Rate Advance” shall mean an Advance bearing interest calculated by reference to the Base Rate.

“Business Day” shall mean a day, other than a Saturday or Sunday, on which banks in Chicago, Illinois are open for the transaction of banking business and in the case of the borrowing, continuation, conversion, payment or interest rate selection of a LIBOR Rate Advance, on which dealing in Dollars are carried on between banks in the London interbank market.

“Default” shall mean the occurrence or existence of any one or more of the events described in subsection 7.1 hereof.

“Dollars” and the sign “$” shall mean freely transferable lawful money of the United States.

“Event of Default” shall mean an event which through the passage of time or the giving of notice or both would mature into a Default.

“Financing Agreements” shall mean, collectively, all agreements, instruments and documents, including, without limitation, this Agreement, and any loan agreements, notes, guarantees, intercreditor agreements, reimbursement agreements, and all other written matter that may now or hereafter be executed by or on behalf of Borrower or any other guarantor of any part of the Liabilities and delivered to Lender, together with all agreements, documents and instruments referred to therein or contemplated thereby.

“Fiscal Year” shall mean the fiscal year of Borrower, which shall begin on January 1 of each year and end on December 31.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect on the date hereof and as applied in preparation of the Financial Statements.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof any entity exercising executive, legislative, judicial or regulatory or administrative functions of or pertaining to government, including without limitation the Board of Governors of the Federal Reserve System (“FRB”), the Federal Deposit Insurance Corporation (the “FDIC”) or the Indiana Department of Financial Institutions (“DFI”).

“Interest Period” shall mean with respect to any LIBOR Rate Advance, a period of three (3) months commencing on a Business Day. Each such Interest Period shall end on (but exclude) the date which numerically corresponds to such date three (3) months thereafter, provided, however, that if there is no such numerically corresponding day in such third succeeding month, such Interest Period shall end on the last Business Day of such third succeeding month. If any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Lender” shall have the meaning given that term in the preamble hereto and shall include Lender’s successors and assigns.

“Liabilities” shall mean all of Borrower’s liabilities, obligations and indebtedness to Lender of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise (including obligations of performance) and whether arising or existing under written agreement, oral agreement or operation of law, including, without limitation, all of Borrower’s indebtedness and obligations to Lender under this Agreement and the other Financing Agreements.

“LIBOR Base Rate” shall mean, with respect to a LIBOR Rate Advance for the relevant Interest Period, the rate determined by Lender to be the rate at which deposits in Dollars are offered by Lender to prime banks in the London interbank market at approximately 11:00 a.m. London time one (1) Business Day prior to the first day of such Interest Period, in the approximate amount of the relevant LIBOR Rate Advance and having a maturity approximately equal to such Interest Period.

“LIBOR Rate Advance” shall mean an Advance bearing interest calculated by reference to the LIBOR Rate.

“LIBOR Rate” shall mean the annual rate of interest, rounded upward to the nearest 1/16th of 1% determined by Lender with respect to an Interest Period, in accordance with the following formula:

LIBOR Rate = LIBOR Base Rate divided by (1- Reserve Rate)

“Lien(s)” shall mean any lien, claim, charge, pledge, security interest, deed of trust, mortgage or other encumbrance of any kind or other arrangement having the practical effect of the foregoing or other preferential arrangement of any other kind and shall include the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, institution, entity, party or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Prime Rate” means that interest rate established and publicly announced from time to time by Lender as its Prime Rate; the Prime Rate may not be the lowest interest rate charged by Lender for commercial or other extensions of credit.

“Prior Agreement” means the Loan Agreement dated as of March 20, 2003, by and between Borrower and Lender.

“Reserve Rate” shall mean the maximum reserve rate (including, without limitation, basic, supplemental, marginal and emergency reserve requirements), expressed as a decimal, determined by Lender to be the rate which would be applicable to the relevant Interest Period under Regulation D of the FRB (or any successor or similar regulation relating to such reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) of a member of the FRB, whether or not such fundings were outstanding.

“Signature Authorization Certificate” shall mean a certificate substantially in the form attached hereto as Exhibit B now or hereafter executed on behalf of Borrower and delivered to Lender.

“Subsidiary” shall mean any corporation, association, partnership, joint venture or other entity of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) or other equity interests in case of Persons other than corporations is at the time, directly or indirectly, owned or controlled by Borrower.

“Termination Date” shall mean August 31, 2006, or such earlier date on which the Revolving Credit Commitment shall be terminated or reduced to zero in accordance with the terms of this Agreement, including without limitation subsection 2.2(F).

1.2
Accounting Terms.    Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP and as used in reports filed with the FRB, the FDIC and DFI.

1.3
Other Definitional Provisions.    Whenever the context so requires, the neuter gender includes the masculine and feminine, the singular number includes the plural, and vice versa. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to any Article, Section, subsection, Annex, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified. References in this Agreement to any Person shall include such Person’s successors and permitted assigns.

2.	CREDIT.

2.1
Revolving Credit Commitment.    Provided there does not then exist a Default or an Event of Default, subject to the provisions of Section 3 below, and subject to the other provisions and conditions of this Agreement, Lender shall advance to Borrower before the Termination Date on a revolving credit basis (such advances are herein referred to, collectively, as the “Revolving Loan”), up to an aggregate amount not to exceed $20,000,000 or such lesser amount as may be specified by Borrower pursuant to subsection 2.2(F) (the “Revolving Credit Commitment”). Each advance to Borrower under this subsection 2.1 shall be in integral multiples of $100,000, subject to subsection 2.8 regarding LIBOR Rate Advances. The Revolving Loan made by Lender to Borrower under this subsection 2.1 shall be evidenced by a promissory note of even date herewith in the form attached hereto as Exhibit A (the “Revolving Note”) with the blanks appropriately completed. The unpaid balance of the Revolving Loan shall bear interest and shall be due and payable as provided in this Agreement and the Revolving Note. Payments to be made by Borrower under the Revolving Note shall be made at the times, in the amount and upon the terms set forth herein and therein. The Liabilities evidenced by the Revolving Note shall be due and payable in full on the Termination Date, unless they are due and payable sooner as otherwise provided in this Agreement.

2.2	Repayments and Prepayments.

(A)
The aggregate outstanding principal balance of the Revolving Loan shall not at any time exceed the Revolving Credit Commitment. Borrower shall, if at any time any such excess shall arise, promptly pay to Lender such amount for application to the Liabilities as may be necessary to eliminate the excess.

(B)
Borrower may prepay all or any part of the Revolving Loan at any time upon at least one (1) Business Day’s prior irrevocable written notice to Lender of the amount of the principal prepayment, the application as between any LIBOR Rate Advance and Base Rate Advance and the Business Day for prepayment; provided, further, however, that no prepayment or payment of any LIBOR Rate Advance may be made on any day other than the last day of the Interest Period with respect thereto or if an Event of Default or Default has occurred and is continuing or would occur as a result of such prepayment or payment.

(C)
Borrower will pay to Lender in immediately available funds, at its office at the address specified in subsection 8.12, or such other address as Lender shall specify in writing, all amounts payable to it under the terms of the Revolving Note and all other Liabilities, without any presentation of such Revolving Note.

(D)
If any payment to be made by Borrower hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.

(E)
In addition to all other payments required under this Agreement and the other Financing Agreements, Borrower hereby agrees to pay to Lender a commitment fee of 15 basis points per annum on the daily unborrowed portion of the Revolving Credit Commitment from the date hereof to and including the Termination Date for amounts of $5,000,000 or less, plus 30 basis points per annum on the daily unborrowed portion for amounts greater than $5,000,000.

(F)
Borrower may, upon not less than one <ERROR>(1) Business Day’s prior written notice to Lender, at any time and from time to time, permanently reduce, without premium or penalty, the Revolving Credit Commitment to an amount not less than the aggregate principal balance of the Revolving Loan that is then outstanding.

2.3
Borrower’s Loan Account.    Lender shall maintain a loan account (the “Loan Account”) on its internal data control systems in which shall be recorded (i) all loans and advances made by Lender to Borrower pursuant to this Agreement, (ii) all payments made by Borrower on all such loans and advances and (iii) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in Borrower’s Loan Account shall be made in accordance with Lender’s customary accounting practices as in effect from time to time. Borrower promises to pay to Lender the amount reflected as owing by it under its Loan Account and all of its other obligations hereunder and under any of the other Financing Agreements as such amounts become due or are declared due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) pursuant to the terms of this Agreement and the other Financing Agreements.

2.4
Interest.    Borrower shall pay to Lender interest on the outstanding principal balance of (i) the Revolving Loan (other than LIBOR Rate Advances) at a fluctuating rate per annum equal to the Base Rate as from time to time in effect, and (ii) LIBOR Rate Advances, during each Interest Period applicable thereto, at a rate per annum equal to the LIBOR Rate for such Interest Period plus 1.25%, it being expressly understood and agreed that interest with respect to any Advance shall be computed by charging interest for the first day in the applicable Interest Period but not for the last day in such Interest Period; further provided, however, that following the occurrence and during the continuance of a Default, Borrower shall pay to Lender interest from the date of such Default at the rate set forth above for each of the Liabilities plus an additional three percent (3.00%) per annum on the outstanding principal balance of the Liabilities. Interest in respect of Liabilities other than LIBOR Rate Advances shall be payable (i) in arrears quarterly on March 31, June 30, September 30 and December 31 in each year (commencing on March 31, 2005), (ii) on the termination of this Agreement, and (iii) upon and during the continuance of a Default and after maturity, as provided above or, if sooner, upon demand of Lender. Interest in respect of LIBOR Rate Advances shall be payable (i) in arrears quarterly on March 31, June 30, September 30 and December 31 in each year (commencing on March 31, 2005), (ii) on the termination of this Agreement, and (iii) upon and during the continuance of a Default and after maturity, as provided above or, if sooner, upon demand of Lender. Interest under this Agreement shall be computed on the basis of a 360-day year for the actual number of days elapsed.

2.5
Use of Proceeds.    The proceeds of the Revolving Loan shall be used to renew and modify indebtedness outstanding under the Prior Agreement, for the purchase from time to time of shares of Borrower common stock that Borrower may elect to purchase, to fund the payment of dividends to Borrower’s shareholders and (subject to compliance with the negative covenant of subsection 6.4) the payment of the purchase price for the purchase of businesses or assets, and for Borrower’s general corporate purposes.

2.6
Term of this Agreement.    This Agreement shall terminate (except for provisions which are stated by their terms to survive such termination) upon termination of the Revolving Credit Commitment and payment and performance in full of the Revolving Loan and all other Liabilities and termination of all other Financing Agreements.

2.7
Advances, Continuations and Conversions.    The Revolving Loan shall consist of either Base Rate Advances or LIBOR Rate Advances, as duly requested by Borrower pursuant to this Agreement. In addition, at any time prior to the occurrence of a Default or an Event of Default, Borrower may request with respect to the Revolving Loan the continuation of a LIBOR Rate Advance or the conversion of any Advance from one type of Advance to another pursuant to this Agreement; provided that continuations and conversions of all or any portion of a LIBOR Rate Advance may be made only as of the last date of the Interest Period applicable thereto; and provided, further, that such continuation would not violate any other provisions of this Agreement.

2.8
Method of Requesting Advances, Conversions and Continuations.    LIBOR Rate Advances, continuations of LIBOR Rate Advances and conversions of any Base Rate Advance to a LIBOR Rate Advance with respect to the Revolving Loan, may be made upon irrevocable written notice given to Lender by Borrower no later than 12:00 noon, Chicago, Illinois time, three (3) Business Days prior to the commencement of the Interest Period applicable thereto. In each such notice, Borrower shall specify the amount of the Advance to be made, continued or converted, and the requested effective date of the Advance, continuation or conversion. In the event that a Base Rate Advance is to be converted into a LIBOR Rate Advance or a LIBOR Rate Advance is continued or converted into another LIBOR Rate Advance, such conversion or continuation shall be automatic on the date specified by Borrower. LIBOR Rate Advances shall automatically continue as LIBOR Rate Advances at the end of the applicable Interest Period unless Borrower gives the requisite notice in accordance with procedures set forth above to convert the same as Base Rate Advances. Borrower shall not be entitled to request, convert or continue a LIBOR Rate Advance if the provisions of this Agreement would require Borrower to repay or prepay any portion of such LIBOR Rate Advance prior to the end of the Interest Period applicable to such LIBOR Rate Advance.

(i)
Each notice described in this subsection 2.8 shall be given by an Authorized Officer of Borrower either by telephone (but only if Lender so permits in its sole discretion), telecopy, telex, or cable, and, if by telephone promptly confirmed in writing, which shall be irrevocable by and binding on Borrower.

(ii)
Lender shall be entitled to rely conclusively on each Authorized Officer’s authority to continue Advances on behalf of Borrower. Lender shall have no duty to verify the authenticity of the signature appearing on any notice or other writing delivered pursuant to this subsection 2.8 and, with respect to an oral request for the continuation of an Advance, Lender shall have no duty to verify the identity of any individual representing himself as an Authorized Officer. Lender shall not incur any liability to Borrower as a result of acting upon any telephonic notice referred to in this subsection 2.8 which notice Lender believes in good faith to have been given by an Authorized Officer or other individual authorized to continue an Advance on behalf of Borrower or for otherwise acting in good faith under this subsection 2.8 and, upon the continuation of an Advance by Lender in accordance with this Agreement, pursuant to any such telephonic notice, Borrower shall be deemed to have continued such Advance hereunder.

2.9	[Reserved]

2.10	Additional Costs, Etc. With Respect to LIBOR Rate Advances.

(i)
If, in the determination of Lender, any applicable “law,” which expression, as used in this subsection 2.10, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any Governmental Authority or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to Lender by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), adopted, becoming effective, or any change in the interpretation or administration thereof, or compliance by Lender in maintaining any LIBOR Rate Advance, in each case after the date hereof, shall:

(a)
subject Lender to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to LIBOR Rate Advances (other than taxes imposed on or measured by the overall net income of Lender), or

(b)
change the taxation of payments to Lender of principal or interest on or any other amount relating to any LIBOR Rate Advances (other than taxes imposed on or measured by the overall net income of Lender), or

(c)
impose or increase or render applicable any special deposit, assessment, insurance charge, reserve or liquidity or other similar requirement (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by Lender, or

(d)	impose on Lender any other conditions or requirements with respect to LIBOR Rate Advances, and the result of any of the foregoing is:

(I)	to increase the cost to Lender of making, funding or maintaining its LIBOR Rate Advances, or

(II)	to reduce the amount of principal, interest or other amount payable to Lender hereunder on account of LIBOR Rate Advances, or

(III)	to require Lender to make any payment or to forego any interest or other sum payable under this Agreement,

then, and in each such case, Borrower will, upon demand made by Lender at any time and from time to time and as often as the occasion therefor may arise (so long as such demand is made on or before the later of the termination of the Revolving Credit Commitment and payment of all Liabilities), pay to Lender such additional amounts as will be sufficient to compensate Lender for such additional cost, reduction, payment or foregone interest or other sum.

(ii)
Lender shall not in any event be responsible to Borrower in any way if Lender is not able for any reason beyond its control to quote a LIBOR Rate with respect to any proposed Interest Period. If, on any proposed date of determination of a LIBOR Rate, Lender shall determine (which determination shall be conclusive and binding on Borrower) that it is unable to determine the LIBOR Rate with respect to any proposed Interest Period, Lender shall promptly notify Borrower of such determination. In such event, any then pending notice by Borrower requesting (i) the conversion of any Base Rate Advance to a LIBOR Rate Advance shall be deemed withdrawn, (ii) the continuation of any LIBOR Rate Advance shall constitute a request for conversion to a Base Rate Advance, and (iii) the making of any request for a LIBOR Rate Advance shall constitute a request for a Base Rate Advance.

(iii)
If Lender determines that either maintenance of a LIBOR Rate Advance would violate any applicable law, or that deposits of a type and maturity appropriate to match fund any LIBOR Rate Advance do not accurately reflect the cost of making or maintaining such a LIBOR Rate Advance, then Lender shall suspend the availability of LIBOR Rate Advances so long as any such condition exists, and all affected LIBOR Rate Advances outstanding shall be immediately repaid upon notice to Borrower from Lender to do so or at Lender’s election converted to Base Rate Advances without further action by Borrower.

2.11
Indemnification for Losses.    Without limiting any of the other provisions of this Agreement, Borrower will, on demand by Lender, at any time and from time to time and as often as the occasion therefor may arise (so long as such demand is made on or before the later of the termination of the Revolving Credit Commitment and payment of all Liabilities), indemnify Lender against any losses, costs or expenses which Lender at any time or from time to time sustains or incurs with respect to LIBOR Rate Advances as a consequence of:

(i)	the failure by Borrower to borrow, convert to or continue any LIBOR Rate Advance on the date of borrowing, conversion or continuation designated by Borrower, or

(ii)	the failure by Borrower to pay, punctually on the due date thereof, any amount payable by Borrower under this Agreement, or

(iii)	the accelerated payment of Borrower’s obligations under this Agreement as a result of a Default, or

(iv)
any voluntary or mandatory repayment or voluntary or mandatory prepayment of any principal of any LIBOR Rate Advance on a date other than the last day of the Interest Period relating to the principal so repaid or prepaid or so converted.

Such losses, costs or expenses will include, but will not be limited to, the reimbursement for any loss, expense or cost in liquidating or employing deposits acquired to fund any affected LIBOR Rate Advance.

2.12	Taxes.

(A)
Any and all payments by Borrower hereunder with respect to the Revolving Loan which are made to or for the benefit of Lender shall be made without setoff or counterclaim and free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature, penalties, interest and all other liabilities with respect thereto (“Taxes”), excluding taxes imposed on Lender’s net income or capital and franchise taxes imposed on it by the jurisdiction under the laws of which Lender is organized or any political subdivision thereof (all such nonexcluded Taxes being hereinafter referred to as “Covered Taxes”). If Borrower or Lender shall be required by law to deduct any Covered Taxes from or in respect of any sum payable hereunder, or under the Revolving Loan or the Revolving Note (Lender shall in such case include any Person who acquires any interest in this Agreement, the Revolving Note, or the Revolving Loan pursuant to the provisions hereof) (any such Person or Lender in that event being referred to as a “Tax Transferee”), (i) the sum payable shall be increased as may be necessary so that after making all required deductions of Covered Taxes (including deductions of Covered Taxes applicable to additional sums payable under this subsection 2.12 Lender or such Tax Transferee, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law.

(B)
In addition, Borrower agrees to pay any present or future stamp, documentary, excise, privilege, intangible or similar levies that arise at any time or from time to time (i) from any payment made under any and all Financing Agreements or (ii) from the execution or delivery by Borrower of, or from the filing or recording or maintenance of, or otherwise with respect to the exercise by Lender of its rights under, any and all Financing Agreements (hereinafter referred to as “Other Taxes”).

(C)
Borrower will indemnify Lender and any Tax Transferee for the full amount of (i) Covered Taxes imposed on or with respect to amounts payable hereunder, and (ii) Other Taxes, and any liability (including penalties, interest and expenses) to the extent arising therefrom or with respect thereto. Payment of this indemnification shall be made within thirty (30) days from the date Lender or such Tax Transferee provides Borrower with a certificate, certifying and setting forth in reasonable detail the calculation thereof as to the amount and type of such Taxes. Any such certificate submitted by Lender or such Tax Transferee to Borrower shall, absent manifest error, be final, conclusive and binding on all parties.

(D)
Within 30 days after having received a receipt for payment of Covered Taxes or Other Taxes, Borrower will furnish to Lender, at its address referred to in subsection 8.12 the original or a certified copy of a receipt evidencing payment thereof.

(E)
Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in subsections 2.11, 2.12 and 2.13 shall survive the payment in full of the Liabilities and termination of this Agreement.

2.13	[Reserved]

2.14
Certificate.    A certificate signed by an officer of Lender, setting forth any additional amount required to be paid by Borrower to Lender under any provision of subsections 2.10, 2.11, and 2.12 and the computations made by Lender, to determine such additional amount, shall be submitted by Lender to Borrower in connection with each demand made at any time by Lender upon Borrower under any of such provisions.

3.	CONDITIONS OF ADVANCES.

        Notwithstanding any other provisions contained in this Agreement, the making of each Advance and the continuation of any LIBOR Rate Advance and the conversion of any Advance to another type of Advance provided for in this Agreement shall be conditioned upon the following, both before and after giving effect thereto, in each case to the satisfaction of Lender (and each request for an Advance or continuation or conversion of an Advance shall constitute a representation and warranty by Borrower on the date of such Advance, continuation or conversion, both immediately before and after giving effect thereto, all of the following statements are true and correct and all of the following conditions have been satisfied):

3.1
Notice.    (i) As to any LIBOR Rate Advance (including, without limitation, the continuation of any LIBOR Rate Advance and the conversion of a Base Rate Advance to a LIBOR Rate Advance), Lender shall have received written notice of the type required by subsection 2.8 within the time period required by subsection 2.8 and (ii) as to any Base Rate Advance, Lender shall have received by 12:00 p.m. (Chicago, Illinois time) on the date such Advance is to be made a written request (or telephonic request promptly confirmed in writing) from an Authorized Officer of Borrower for such an Advance specifying the principal amount thereof. In addition prior to continuing or converting any Advance, Lender shall have received notice as required by subsection 2.8 hereof within the time period required by subsection 2.8 and copies of all other documents required to be delivered to Lender under subsection 5.1 hereof.

3.2
Financial Condition.    No material adverse change in the consolidated financial condition or results of operations of Borrower shall have occurred at any time or times subsequent to the balance sheet date of the most recent annual financial statements provided pursuant to subsection 5.1 hereof.

3.3	No Default. There shall not have occurred any Default or Event of Default which is then continuing.

3.4
Representations and Warranties True and Correct.    The representations and warranties of each of Borrower contained in this Agreement and in the other Financing Agreements to which Borrower is a party shall be true and correct in all material respects on and as of the date of the continuation or conversion of the Advance, as the case may be, as though made on and as of such date.

4.	WARRANTIES.

        Borrower represents and warrants that as of the date of the execution of this Agreement, and continuing so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect:

4.1	Existence; Etc.

(a)
Each of Borrower, and the Bank Subsidiaries: (i) is a corporation, bank, limited liability company, or other entity, respectively, duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization as set forth on Schedule 4.1 hereto; (ii) is duly qualified as a foreign corporation and in good standing in all states in which it is doing business except where the failure to so qualify would not have a material adverse effect on Borrower or any of the Bank Subsidiaries, or their respective businesses; and (iii) has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted. Borrower and the Bank Subsidiaries have made payment of all franchise and similar taxes and in all jurisdictions, except for any such taxes: (i) (A) which are not yet due and payable, where the failure to pay such taxes will not have a material adverse effect on Borrower or any of the Bank Subsidiaries or (B) the validity of which is being contested in good faith by appropriate proceedings diligently conducted, and (ii) for which proper reserves have been set aside on the books of Borrower and the Bank Subsidiaries.

(b)
Borrower’s Annual Report on Form 10-K for its fiscal year ended December 31, 2003, sets forth all direct or indirect subsidiaries of Borrower, and each class of stock of Borrower, together with the issued and outstanding shares of each class, as of December 31, 2003, and there has been no material change in such information after December 31, 2003.

4.2
Financial Statements.    Borrower has delivered to Lender copies of the consolidated financial statements of Borrower as of and for the year ending December 31, 2003, audited by its certified public accountants (the “2003 Statements”), as included in its Annual Report on Form 10-K for its fiscal year ended December 31, 2003. The 2003 Statements are true and correct, are in accordance with the respective books of account and records of Borrower, and have been prepared in accordance with GAAP applied on a basis consistent with prior periods, and fairly and accurately present the consolidated financial condition of Borrower as of such date and the results of its consolidated operations for the year then ended. Since December 31, 2003, there has been no material adverse change in the financial condition, business, properties or operations of Borrower. In addition, Borrower has delivered to Lender copies of the reports of condition and income (hereinafter referred to as “call reports”) filed by each of the Bank Subsidiaries for the period ending December 31, 2003, and copies of Form FRY-9LP and FRY-9C filed by Borrower for the period ending December 31, 2003 (such call reports and Forms FRY-9LP and FRY-9C, together with the 2003 Statements, the “Financial Statements”). Each of such reports filed by Borrower or the Bank Subsidiaries with any Governmental Authority with respect to this Agreement, or the Revolving Credit Commitment, is true and correct and is in accordance with the respective books of account and records of Borrower and the Bank Subsidiaries, and has been prepared in accordance with applicable banking regulations, rules and guidelines on a basis consistent with prior periods, and fairly and accurately presents the financial condition of Borrower and the Bank Subsidiaries and their respective assets and liabilities and the results of their respective operations as of such date.

4.3
Transaction is Legal and Authorized.    Each Advance under the Revolving Note, the execution and delivery of this Agreement and the other Financing Agreements and compliance by Borrower with all of the provisions of this Agreement and of the other Financing Agreements are within the corporate and other powers of Borrower. This Agreement and the other Financing Agreements have been duly authorized, executed and delivered by Borrower and each of this Agreement and the other Financing Agreements is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and general principles of equity.

4.4
No Defaults or Restrictions.    Neither the execution and delivery of this Agreement or any of the Financing Agreements nor compliance with their terms and conditions will conflict with or result in breach of, or constitute a default under, any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, corporate charter, bylaw or any other agreement or instrument to which Borrower or any of the Bank Subsidiaries is now a party or by which any of them or any of their properties may be bound or affected, or any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Authority, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of Borrower or any of the Bank Subsidiaries under the terms or provisions of any of the foregoing. Neither Borrower nor any of the Bank Subsidiaries is in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing indebtedness of any kind or pursuant to which any such indebtedness is issued, or other agreement or instrument to which Borrower or any Bank Subsidiary is a party or by which Borrower or any Bank Subsidiary or any of their respective properties may be bound or affected.

4.5
Governmental Consent.    No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with, or contemplation of, the execution and delivery of this Agreement or any of the other Financing Agreements, which have not been obtained or filed.

4.6
Taxes.    Borrower and each of the Bank Subsidiaries have filed all United States income tax returns and all state and municipal tax returns which are required to be filed, and have paid, or made provision for the payment of, all material taxes which have become due pursuant to said returns or to any assessment received by Borrower or any of the Bank Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. Borrower is not is aware of any audit, assessment or other proposed action or inquiry of the Internal Revenue Service or any other taxing authority with respect to any tax liability of Borrower or any Subsidiary in an aggregate amount greater than $1,000,000.

4.7
Compliance with Law.    Borrower and each of the Bank Subsidiaries are in compliance with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where any such failure would not have a material adverse effect on the consolidated financial condition or results of operations of Borrower.

4.8
Restriction.    Except as set forth as an exhibit to Borrower’s Form 10-K for its fiscal year ended December 31, 2003, or described therein, neither Borrower nor any of the Bank Subsidiaries is a party, nor is bound by, any material contract or agreement or instrument, or subject to any charter or other corporate restriction, that is of a type that Borrower is required to file as an exhibit to its Form 10-K annual reports or otherwise describe therein.

4.9	No Material Adverse Change. There has been no material adverse change to the business, operations, properties or assets of Borrower since December 31, 2003.

4.10
Reserve for Possible Loan and Lease Losses.    The reserve for possible loan and lease losses shown on the Financial Statements was considered by Borrower’s management to be adequate in all respects to provide for Borower’s possible specific losses, net of recoveries relating to loans previously charged off, on loans outstanding at December 31, 2003, and included an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate by Borrower’s management as of December 31, 2003.

4.11
Regulatory Enforcement Actions.    None of Borrower, or any of the Bank Subsidiaries, or any of their respective officers or directors, is now operating under any currently effective written restrictions agreed to by Borrower or any of the Bank Subsidiaries, or agreements, memoranda, or written commitments by Borrower or any of the Bank Subsidiaries (other than restrictions of general application) imposed or required by any Governmental Authority nor are any such restrictions threatened or agreements, memoranda or commitments being sought by any Governmental Authority.

4.12
Pending Litigation.    Neither Borrower nor any of the Bank Subsidiaries is party to or has received notice of any actions, suits, proceedings or written agreements pending, nor, to the best knowledge of Borrower, have any such actions, suits, proceedings or written agreements been threatened or proposed, against Borrower or any of the Bank Subsidiaries at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign which are reasonably likely to have a material adverse effect on Borrower’s condition (financial or otherwise), business or operations, on a consolidated basis; and neither Borrower or any of the Bank Subsidiaries is in default with respect to any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign, except where any such failure would not have a material adverse effect on Borrower or any of the Bank Subsidiaries. For purposes of this subsection 4.12, a “material adverse effect” shall not be deemed to exist with respect to a matter that involves primarily a claim for money unless the amount of such claim, including all related claims, exceeds $1,000,000.

4.13
No Liens.    Borrower is not a party to any agreement, instrument or undertaking or subject to any other restriction pursuant to which Borrower has placed, or will be required to place (or under which any other Person may place), a Lien upon any of its properties securing indebtedness, either upon demand or upon the happening of a condition, with or without such demand, except for tax liens with respect to real estate taxes not yet due and payable.

4.14
No Misstatement.    No information, exhibit, report or document furnished by Borrower or any of the Bank Subsidiaries to Lender in connection with the negotiation or execution of this Agreement or any of the other Financing Agreements contained any material misstatement of fact or omitted to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made, all as of the date when furnished to Lender.

4.15	[Reserved]

4.16	Survival of Warranties. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement.

5.	AFFIRMATIVE COVENANTS.

        Borrower covenants and agrees that, so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect:

5.1	Financial Statements. Borrower shall deliver to Lender:

(i)
as soon as available, but in any event not more than 90 days after the close of each Fiscal Year of Borrower, Borrower’s annual report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”);

(ii)
as soon as available, but in no event later than forty-five (45) days after the end of each calendar quarter, a copy of all call reports, filed with any state or federal bank regulatory authority for the Bank Subsidiaries;

(iii)
as soon as available, but in no event later than forty-five (45) days after the end of each calendar quarter (other than the fourth quarter), a copy of Borrower’s quarterly report on Form 10-Q as filed with the SEC; Borrower shall furnish Lender, at the same time as the annual report and the quarterly reports referred to in subsection 5.1, a quarterly compliance certificate in the form set forth as Exhibit C hereto, which certificate shall state that: (A) Borrower is in compliance in all material respects with all covenants contained in this Agreement; (B) that no Default or Event of Default has occurred or is continuing, or, if there is any such event, describing such event, the steps, if any, that are being taken to cure it, and the time within which such cure will occur; and (C) all representations and warranties made by Borrower herein (other than in subsection 4.2) continue to be true, accurate, and complete as of the date of such certificate. Such quarterly compliance certificate shall be signed by the principal executive officer or the principal financial officer of Borrower and shall also contain, in a form and with such specificity as is reasonably satisfactory to Lender, such additional information as Lender shall have reasonably requested by Borrower prior to the submission thereof;

(iv)
to the extent permitted by law, promptly after the same are available, copies of: (A) each annual report, proxy or financial statement or other report or communication sent by Borrower to the stockholders of Borrower; (B) each registration statement which Borrower may file with any Governmental Authority or with any securities exchange; and (C) all special reports which Borrower may file or be required to file with any Governmental Authority or with any securities exchange that relate to the overall financial condition or results of operations of Borrower;

(v)
immediately after receiving knowledge thereof, notice in writing of all charges, assessments, actions, suits and proceedings (as well as notice of the outcome of any such charges, assessments, orders, actions, suits and proceedings) that are proposed or initiated by, or brought before, any court or governmental department, commission, board or other administrative agency, in connection with Borrower or any of the Bank Subsidiaries, other than ordinary course of business litigation or proceedings which, if adversely decided, would not have a material adverse effect on the consolidated financial condition or operations of Borrower; and

(vi)	promptly upon receipt thereof, one copy of each written report submitted to Borrower by its independent auditors, and

(vii)	promptly after Lender shall request the same, such other information respecting Borrower or any Bank Subsidiary, as Lender may reasonably request.

5.2	Regulatory Capital.

(i)
Borrower shall, and shall cause each of the Bank Subsidiaries to maintain a “Total Risk-Based Capital Ratio” (Total Capital to Total Risk-Based Assets) in excess of ten percent (10%) at all times. All ratios set forth in this section shall be measured quarterly and shall be derived from the applicable quarterly financial statements filed with the appropriate Governmental Agency. For purposes of this Agreement, “Total Risk-Based Capital” shall be determined in accordance with the rules and regulations of the appropriate Governmental Agency, as amended from time to time.

(ii)
Borrower shall, and shall cause each of the Bank Subsidiaries to maintain a “Tier 1 Risk-Based Capital Ratio” (Tier 1 Capital to Total Risk-Based Assets) in excess of six percent (6%) at all times. All ratios set forth in this section shall be measured quarterly and shall be derived from the applicable quarterly financial statements filed with the appropriate Governmental Agency. For purposes of this Agreement, Total Risk-Based Assets shall refer to the average total assets as set forth in the relevant Report for the applicable quarterly period.

(iii)
Borrower shall, and shall cause each of the Bank Subsidiaries to maintain a “Leverage Ratio” (Tier 1 Capital to Average Total Assets) in excess of five percent (5%) at all times. All ratios set forth in this section shall be measured quarterly and shall be derived from the applicable quarterly financial statements filed with the appropriate Governmental Agency. For purposes of this Agreement, Tier 1 Capital shall be determined in accordance with the rules and regulations of the appropriate Governmental Agency, as amended from time to time.

5.3
Taxes, Assessments, Etc.    Borrower shall, and shall cause each of the Bank Subsidiaries to, promptly pay and discharge all taxes, assessments and other governmental charges imposed upon Borrower or any of the Bank Subsidiaries or upon the income, profits, or property of Borrower or any of the Bank Subsidiaries and all claims for labor, material or supplies which, if unpaid, might by law become a Lien upon the property of Borrower or any of the Bank Subsidiaries, except for tax liens with respect to real estate taxes not yet due and payable. Neither Borrower or any of the Bank Subsidiaries shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate reserves therefor shall be maintained on the books of Borrower and the Bank Subsidiaries.

5.4
Insurance.    Borrower shall, and shall cause each Bank Subsidiary to, maintain bonds and insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by owners of similar businesses and properties in the same general area in which Borrower and each Bank Subsidiary, operate, and such additional bonds and insurance as may reasonably be required by Lender.

5.5
Inspection.    Borrower shall permit and cause each Bank Subsidiary to permit Lender through its employees, attorneys, accountants or other agents, to inspect any of the properties and the corporate and financial books and records of Borrower and each Bank Subsidiary, at the locations at which such properties and books and records are kept, at reasonable times, as often as Lender reasonably may request.

5.6
Information. Borrower shall, and shall cause the Bank Subsidiaries to, provide Lender with such information concerning the business, operations, financial condition and regulatory status of Borrower and the Bank Subsidiaries as Lender may from time to time reasonably request.

5.7
Maintenance of Existence.    Borrower shall, and shall cause each Bank Subsidiary to, do or cause to be done all things necessary to maintain, preserve and renew their respective existence and rights and franchises, and comply with all related laws applicable to each of Borrower and each Bank Subsidiary, except where any such failure would not have a material adverse effect on Borrower’s consolidated financial condition or results of operations.

5.8
Compliance with Laws.    Borrower shall, and shall cause each of the Bank Subsidiaries to, comply with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of their respective businesses and the ownership of their respective properties, except where any such failure would not have a material adverse effect on Borrower’s consolidated financial condition or results of operations.

5.9	Notice Re Defaults. Borrower shall promptly notify Lender, to the extent permitted by law, of the occurrence of any Default or Event of Default, regardless of the materiality thereof.

6.	NEGATIVE COVENANTS.

        Borrower covenants and agrees that so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect (unless Lender shall give its prior written consent thereto):

6.1
Indebtedness.    Borrower shall not, and Borrower shall not permit any Bank Subsidiary to create, assume, incur, have outstanding, or in any manner become liable in respect of any indebtedness for borrowed money, other than the amount of the Liabilities and other than borrowings in the ordinary course of business of the Bank Subsidiaries and in accordance with applicable laws and regulations and safe and sound banking practices. For purposes of this Agreement, the phrase “indebtedness” shall mean and include: (i) all items arising from the borrowing of money, which according to GAAP now in effect, would be included in determining total liabilities as shown on the balance sheet; (ii) all indebtedness secured by any Lien on property owned by Borrower or any Bank Subsidiary whether or not such indebtedness shall have been assumed; (iii) all guarantees and similar contingent liabilities in respect to indebtedness of others; and (iv) all other interest-bearing obligations evidencing indebtedness to others for borrowed money.

6.2
Liens.    Borrower shall not, and shall not permit any Bank Subsidiary to create, assume, incur, suffer or permit to exist (other than (i) in the ordinary course of business of the Bank Subsidiaries and in accordance with applicable laws and regulations and safe and sound banking practices, and (ii) tax liens with respect to real estate taxes not yet due and payable), any Lien of any kind or character upon or with respect to any of its assets or properties, whether owned at the date hereof or hereafter acquired, or assign or otherwise convey any right to receive income.

6.3
Disposal of Interests in Bank Subsidiaries.    Borrower shall not dispose of any stock or other interest in the equity of any of its Bank Subsidiares, by sale, assignment, lease or otherwise, now owned or hereafter acquired, without the prior written consent of Lender, which consent shall not be unreasonably withheld.

6.4
Mergers or Consolidations.    Borrower shall not, and shall not permit any of the Bank Subsidiaries to, purchase substantially all of the assets of, or merge into or consolidate with or into, any other person, entity or corporation, without the prior written consent of Lender, which consent shall not be unreasonably withheld; provided, however, that no such consent shall be required unless the purchase, merger or consolidation would be considered to involve a significant business combination as determined for purposes of the pro forma financial information filing requirements of Article 11 of Regulation S-X of the Securities and Exchange Commission.

6.5	[Reserved]

7.	DEFAULT, RIGHTS AND REMEDIES OF LENDER.

7.1	Defaults. If any of the following events (“Defaults”) shall occur:

(A)
Borrower fails to pay any of its Liabilities when such Liabilities are due or are declared due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such default is not cured within five (5) Business Days after written notice by Lender to Borrower of such failure;

(B)
Borrower fails or neglects to perform, keep or observe any of its covenants, conditions or agreements contained in any of the subsections of this Agreement or any of the other Financing Agreements and such failure or neglect shall continue for thirty (30) consecutive days after written notice by Lender to Borrower of such failure or neglect;

(C)
any warranty or representation now or hereafter made by Borrower to Lender is untrue or incorrect in any material respect when made, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by Borrower to Lender pursuant to the requirements of this Agreement is untrue or incorrect in any material respect, on the date as of which the facts set forth therein are stated or certified, or any of the foregoing omits to state a fact necessary to make the statements therein contained not misleading in any material respect;

(D)
a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed (i) against Borrower or any Subsidiary and an adjudication or appointment is made or order for relief is entered, or such proceeding remains undismissed for a period in excess of sixty (60) days, or (ii) by Borrower or any Subsidiary, or Borrower or any Subsidiary makes an assignment for the benefit of creditors or takes any corporate action to authorize any of the foregoing;

(E)	Borrower voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;

(F)	Borrower or any Bank Subsidiary becomes insolvent or fails generally to pay its debts as they become due;

(G)
Borrower or any Bank Subsidiary is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;

(H)
if the FRB, the FDIC, DFI or any other Governmental Authority charged with the regulation of bank holding companies or depository institutions: (i) issues to Borrower or any Bank Subsidiary, or initiates through formal proceedings any action, suit or proceeding to obtain against, impose on or require from Borrower or any Bank Subsidiary, a cease and desist order or similar regulatory order, the assessment of civil monetary penalties, articles of agreement, a memorandum of understanding, a capital directive, a capital restoration plan, restrictions (other than board resolutions adopted at the direction of a Governmental Authority) that prevent or as a practical matter impair the payment of dividends by any Bank Subsidiary or the payments of any debt by Borrower, restrictions (other than board resolutions adopted at the direction of a Governmental Authority) that make the payment of the dividends by any Bank Subsidiary or the payment of debt by Borrower subject to prior regulatory approval, a notice or finding under subsection 8(a) of the Federal Deposit Insurance Act, as amended, or any similar enforcement action, measure or proceeding; or (ii) proposes or issues to any executive officer or director of Borrower or any Bank Subsidiary, or initiates any action, suit or proceeding to obtain against, impose on or require from any such officer or director, a cease and desist order or similar regulatory order, a removal order or suspension order, or the assessment of civil monetary penalties, unless any such orders or penalties would not reasonably be expected to have a materially adverse effect on Borrower’s consolidated financial condition or operations;

(I)
if any Bank Subsidiary is notified that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. Section 1831 and the regulations promulgated thereunder, to the extent Borrower is legally permitted to disclose the reason for such consideration, or if a conservator or receiver is appointed for Borrower, or any Bank Subsidiary;

(J)
if Borrower or any Bank Subsidiary continues to be in default in any payment of principal or interest for any other obligation or in default in the performance of any other term, condition or covenant contained in any agreement (including, but not limited to, an agreement in connection with the acquisition of capital equipment on a title retention or net lease basis), under which any such obligation is created the effect of which default in performance is to cause or permit the holder of such obligation to cause such obligation to become due prior to its stated maturity, unless any such acceleration of payment of any such obligation would not reasonably be expected to have a materially adverse effect on Borrower’s consolidated financial condition or operations; or

(K)
a Change of Control shall occur or Borrower shall cease to own and control all of the issued and outstanding capital stock of any Bank Subsidiary (as used herein, the term “Change of Control” shall mean at any time that (a) any individual or entity, either individually or as part of a “person” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall own, beneficially or of record, 20% or more of the issued and outstanding common stock of Borrower for purposes of this definition, “beneficial ownership” shall have the meaning set forth in Rule 13d-3 of the Exchange Act);

then Lender may, upon notice to Borrower, terminate the Revolving Credit Commitment and Lender’s obligation to make, continue and convert Advances to Borrower pursuant to this Agreement and/or declare all of the Liabilities to be immediately due and payable, whereupon all of the Liabilities shall become immediately due and payable, except that in the event a Default described in subsection 7.1(D) hereof shall exist or occur, all of the Liabilities shall automatically, without notice of any kind, be immediately due and payable. For purposes of subpart (J) of this subsection 7.1, a “material adverse effect” shall not be deemed to exist with respect to a matter that involves primarily a claim for money unless the amount of such claim, including all related claims, exceeds $1,000,000.

7.2	Waiver of Demand. Demand, presentment, protest and notice of nonpayment are hereby waived by Borrower. Borrower also waives the benefit of all valuation, appraisal and exemption laws.

8.	MISCELLANEOUS.

8.1
Waiver.    Lender’s failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of a Default under this Agreement or any of the other Financing Agreements shall not suspend, waive or affect any other Default under this Agreement or any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Financing Agreements and no Default under this Agreement or any of the other Financing Agreements shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing signed by an officer of Lender, and directed to Borrower specifying such suspension or waiver. All Defaults shall continue until the same are waived by Lender in accordance with the preceding sentence.

8.2
Costs and Attorneys’ Fees.    Irrespective of whether any Revolving Loan is made, Borrower will promptly pay all reasonable costs and expenses of Lender incident to the transactions contemplated by this Agreement including, but not limited to, all costs and expenses incurred in connection with the preparation, negotiation, delivery, and execution of this Agreement, and in connection with any modification, amendment, alteration of this Agreement, and in connection with the enforcement or collection of this Agreement, including, without limitation, Lender’s out-of-pocket expenses and the charges and disbursements of counsel retained by Lender. Furthermore, if at any time or times hereafter Lender employs counsel in connection with any matters contemplated by or arising out of this Agreement or any of the other Financing Agreements, whether (a) to prepare, negotiate or execute (i) any amendment to or modification or extension of this Agreement, any other Financing Agreements or any instrument, document or agreement executed by any Person in connection with the transactions contemplated by this Agreement, (ii) any new or supplemental Financing Agreements, or any instrument, document or agreement to be executed by any Person in connection with the transactions contemplated by this Agreement, or (iii) any instrument, document or agreement in connection with any sale or attempted sale of any interest herein to any participant, (b) to commence, defend, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleadings, (c) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise), (d) to consult with officers of Lender to advise Lender, or (e) to enforce any rights of Lender, then in any of such events, all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, including, without limitation, all reasonable fees of all paralegals and other staff employed by such attorneys.

8.3
Reliance by Lender.    All covenants, agreements, representations and warranties made herein by Borrower shall, notwithstanding any investigation by Lender, be deemed to be material to and to have been relied upon by Lender.

8.4
Parties.    Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and assigns of Borrower and the successors and assigns of Lender, as the case may be, and the provisions of this Agreement shall be binding upon and shall inure to the benefit of said successors and assigns. Notwithstanding anything herein to the contrary, Borrower may not assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of Lender. Without in any way limiting Lender’s rights, Lender may sell participations in the Liabilities or sell or assign its rights hereunder and under the other Financing Agreements, in whole or in part, on such terms as Lender may determine.

8.5
CHOICE OF LAW.    THIS AGREEMENT SHALL BE DEEMED TO BE EXECUTED AND HAS BEEN DELIVERED AND ACCEPTED IN CHICAGO, ILLINOIS BY SIGNING AND DELIVERING IT THERE. ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS AND NOT THE CONFLICTS OF LAW PROVISIONS OF THE STATE OF ILLINOIS.

8.6
CONSENT TO JURISDICTION.    LENDER AND BORROWER AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS, BUT LENDER AND BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF COOK COUNTY, ILLINOIS. BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

8.7
SERVICE OF PROCESS.    BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND IRREVOCABLY APPOINTS ICE MILLER, 135 SOUTH LASALLE STREET, SUITE 4100, CHICAGO, ILLINOIS 60603 (ATTENTION: MARK BARNES), BORROWER’S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS WITHIN THE STATE OF ILLINOIS. LENDER AGREES TO PROMPTLY FORWARD BY REGISTERED MAIL (NO RETURN RECEIPT REQUIRED) A COPY OF ANY PROCESS SO SERVED UPON SAID AGENT TO BORROWER AT ITS ADDRESS SET FORTH IN SUBSECTION 8.12 HEREOF. BORROWER HEREBY CONSENTS TO SERVICE OF PROCESS AS AFORESAID. BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE COURTS REFERRED TO IN SUBSECTION 8.6 HEREOF IN ANY SUCH ACTION OR PROCEEDING BY MAILING COPIES OF SUCH SERVICE BY REGISTERED MAIL, POSTAGE PREPAID TO IT AT SAID ADDRESS. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW BUT ANY FAILURE TO RECEIVE SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS.

8.8
WAIVER OF JURY TRIAL.    BORROWER AND LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LENDER BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO OR THERETO. BORROWER AND LENDER HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.9
SEVERABILITY.    WHEREVER POSSIBLE, EACH PROVISION OF THIS AGREEMENT SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS AGREEMENT SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE ONLY TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS AGREEMENT.

8.10
Payments Set Aside.    To the extent that Borrower makes a payment or payments to Lender or Lender exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

8.11	Section Titles. The section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

8.12
Notices.    Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (i) three (3) days after deposit in the United States mails, with proper postage prepaid, (ii) when sent after receipt of confirmation or answerback if sent by telecopy, or other similar facsimile transmission, (iii) one (1) Business Day after deposited with a reputable overnight courier with all charges prepaid, or (iv) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated as follows:

(i)	If to Lender at:

JPMorgan Chase Bank, N.A. 120 South LaSalle Street Chicago, Illinois 60603 Attention: John L. Spalding, FVP Telecopy: 312/661-9511 Confirmation: 312/661-6875

(ii)	If to Borrower at:

German American Bancorp 711 Main Street P.O. Box 810 Jasper, Indiana 47547-0810 Attention: Mark A. Schroeder Telecopy: 812/482-0745 Confirmation: 812/482-0703

or to such other address or number as each party designates to the other in the manner herein prescribed.

8.13
Equitable Relief.    Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lender; therefore, Borrower agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and the granting of any such relief shall not preclude Lender from pursuing any other relief or remedies for such breach.

8.14
Indemnification.    Borrower agrees to defend, protect, indemnify and hold harmless Lender and each of its officers, directors, employees, attorneys, consultants and agents (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for and consultants of such Indemnitees; in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect, or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause or on contract or otherwise) in any manner relating to or arising out of this Agreement, or any act, event or transaction related or attendant thereto, the agreements of Lender contained herein, the making of the Revolving Loan, the management of the Revolving Loan or the use or intended use of the proceeds of the Revolving Loan (collectively, the “Indemnified Matters”); provided that Borrower shall have no obligation to any Indemnitee hereunder with respect to Indemnified Matters to the extent caused by or resulting from the willful misconduct or negligence of such Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this subsection 8.14 may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. Parent’s and Borrower’s obligations hereunder shall survive any termination of this Agreement and the payment in full of the Liabilities.

8.15
Regulation FD.    Lender acknowledges that Borrower may become obligated under this Agreement to disclose to Lender from time to time information regarding Borrower that may be considered material nonpublic information within the meaning of Regulation FD adopted by the Securities and Exchange Commission. Lender expressly agrees to maintain any material nonpublic information in confidence.

8.16
Counterparts.    This Agreement may be executed and accepted in any number of counterparts, each of which shall be an original with the same effect as if the signatures were on the same instrument. The delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

        IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

GERMAN AMERICAN BANCORP By: /s/ Mark A. Schroeder Mark A. Schroeder, President and Chief Executive Officer JPMORGAN CHASE BANK, N.A. By: /s/ John L. Spalding Title: Senior VP

$20,000,000	Chicago Illinois
February 28, 2005

REVOLVING NOTE

FOR VALUE RECEIVED, the undersigned, German American Bancorp, an Indiana corporation ("Borrower"), hereby unconditionally promises to pay to the order of JPMorgan Chase Bank, N.A., a national banking association, being the successor by merger to Bank One, N.A. ("Lender"), at the office of Lender at 120 South LaSalle Street, Chicago, Illinois 60603, or at such other place as the holder of this Note may from time to time designate in writing, on the Termination Date (as defined in the Loan Agreement), in lawful money of the United States of American and in immediately available funds, the principal sum of TWENTY MILLION AND 00/100 DOLLARS ($20,000,000.00), or, if less, the aggregate unpaid principal amount of all advances made by Lender pursuant to Subsection 2.1 of the Loan Agreement. This Note is referred to in and was executed and delivered pursuant to that certain Loan Agreement, dated as of February 28, 2005, between Borrower and Lender (as amended, modified or supplemented from time to time, the "Loan Agreement"), to which reference is hereby made for a statement of the terms and conditions under which the loans evidenced hereby were made and are to be repaid. All terms which are capitalized and used herein (which are not otherwise specifically defined herein) and which are defined in the Loan Agreement shall be used in this Note as defined in the Loan Agreement.

Borrower further promises to pay interest at said office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in subsection 2.4 of, or as otherwise provided in, the Loan Agreement. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

Subject to the provisions contained in the Loan Agreement relating to the determination of Interest Periods for LIBOR Rate Advances, if any payment hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon during such extension at the rate specified above. In no contingency or event whatsoever shall interest charged hereunder, however such interest may be characterized or computed, exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lender has received interest hereunder in excess of the highest rate applicable hereto, Lender shall apply such excess to the reduction of the unpaid principal amount hereof or if such excess exceeds the unpaid principal balance refund such excess interest to Borrower.

Except as otherwise agreed in the Loan Agreement, payments received by Lender from Borrower on this Note shall be applied first to the payment of interest which is due and payable and only thereafter to the outstanding principal balance hereof, subject to Lender's rights to otherwise apply such payments as provided in the Loan Agreement.

At any time a Default has occurred and is continuing or as otherwise provided in the Loan Agreement, this Note may, at the option of Lender, and without prior demand, notice or legal process of any kind (except as otherwise expressly required in the Loan Agreement), be declared, and thereupon immediately shall become, due and payable. This Note shall also become immediately due and payable upon termination of the Loan Agreement.

Borrower, and all endorsers and other persons obligated hereon, hereby waive presentment, demand, protest, notice of demand, notice of protest and notice of nonpayment and agree to pay all costs of collection, including reasonable attorneys' fees and expenses.

This Note has been delivered at and shall be deemed to have been made at Chicago, Illinois and shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the internal laws (as opposed to conflicts of law provisions) and decisions of the State of Illinois. Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

This Note evidences a renewal and a modification of indebtedness evidenced by that certain Revolving Note dated March 14, 2003, in the original principal amount of $15,000,000.00 made by the Borrower payable to the order of the Bank, which indebtedness continues and subsists and is now evidenced by this Note.

Whenever in this Note reference is made to Lender or Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Note shall be binding upon and shall inure to the benefit of said successors and assigns. Borrower's successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for Borrower.

German American Bancorp

By:________________________
Name: _____________________
Title: ______________________

[Exhibit B - Form of Signature Authorization Certificate; Exhibit C - Form of Quarterly Compliance Certificate; and Schedule 4.1, List of German American Bancorp Subsidiaries; have been omitted from the Loan Agreement as filed with the Securities and Exchange Commission (the "SEC"). The omitted information is considered immaterial from an investor's perspective. The Registrant will furnish supplementally a copy of any of the omitted Exhibits and the omitted Schedule to the SEC upon request from the SEC.]